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                                                                    EXHIBIT 23.2

                               CONCORD EFS, INC.
                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, No 333-13309) and related Prospectus of Concord EFS, Inc. for the registration of 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 1996, with respect to the consolidated financial statements of Concord EFS, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP

Memphis, Tennessee

October 17, 1996